SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              --------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported) April 30, 2002



                             WASHINGTON MUTUAL, INC.
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             (Exact name of registrant as specified in its charter)



       Washington                      1-14667                   91-1653725
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(State or other jurisdiction     (Commission File No.)       (I.R.S. Employer
    of incorporation)                                       Identification No.)



Registrant's telephone number, including area code:      (206) 461-2000

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Item 5.  Other Events.

     In January 1995, Anchor Savings Bank FSB ("Anchor FSB"), filed suit against the U.S. Government in the United States Court of Federal Claims for unspecified damages involving supervisory goodwill related to its acquisition of eight troubled savings institutions from 1982-1985. The Dime Savings Bank of New York, FSB ("Dime FSB") acquired Anchor FSB shortly after the case was brought and Dime FSB was subsequently merged into Washington Mutual Bank, F.A. ("WMBFA") in January 2002.

     Anchor FSB's lawsuit alleges breach of contract and taking of property without compensation by the U.S. Government in connection with its contracts with the government related to the acquisition of the eight failing federally insured savings and loan institutions. Four of the institutions were acquired with some direct financial assistance from the Federal Savings and Loan Insurance Corporation ("FSLIC"), a U.S. Government agency that had provided deposit insurance to savings and loans ("assisted mergers"), and four were acquired without direct financial assistance from the FSLIC ("unassisted mergers.") At the time of the alleged breach when the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 was enacted, approximately $518 million of the supervisory goodwill that was created in connection with these eight acquisitions still remained on Anchor FSB's books. Approximately $450 million of the remaining supervisory goodwill was derived from the four assisted mergers and approximately $68 million was derived from the four unassisted mergers. This supervisory goodwill remaining on Anchor FSB's books at the time of the alleged breach forms the principal basis for Anchor FSB's damage claims.

     In 1997, Dime FSB moved for partial summary judgment as to the existence of a contract and the U.S. Government's breach of that contract in each of the related transactions. The U.S. Government disputed the existence of a contract in each of these transactions, cross-moved for summary judgment and submitted a filing acknowledging that it was not aware of any affirmative defenses. In August 1997, the Claims Court held a hearing on summary judgment motions in four other related cases and ruled in favor of the plaintiffs on all "common" issues. From April 1998 through July 1999, Dime FSB conducted discovery. In September 1999, the U.S. Government filed supplemental papers in support of its pending summary judgment motion. Dime FSB responded to such filings in early November 1999, at which time it again requested entry of summary judgment on liability in its favor.

     In October 1999 and December 2001, Dime FSB filed expert reports claiming damages under three alternative theories. Dime FSB sought lost profits in the amount of $980 million, restitution damages in the amount of $681 million, and reliance damages in the amount of $446 million. The U.S. Government had previously filed expert reports denying the existence of damages under any of these theories.
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     In December  2000,  Dime  Bancorp,  Inc.,  Dime FSB's  parent,  distributed
Litigation Tracking Warrants(TM) to its shareholders, which represent the right to purchase Common Stock equal in value to 85% of the net after-tax proceeds, if any, from this lawsuit. The warrants are listed on the NASDAQ National Market under the trading symbol "DIMEZ."

     In March, 2001, the Court heard oral argument on the pending summary judgment motions in the case with respect to three of the eight institutions acquired by Anchor FSB: the assisted merger of Anchor FSB with Peachtree Federal Savings and Loan Association and Federal Savings and Loan Association of Crisp County, Georgia in 1982 (the "Peachtree/Crisp transaction"); and the unassisted merger of Anchor FSB with Standard Federal Savings and Loan Association in 1983 (the "Standard Federal transaction.").

     On April 30, 2002, the Claims Court issued an order (1) granting Dime FSB's motion for partial summary judgment, denying the U.S. Government's cross-motion, and finding that it breached its contract and is liable for damages with respect to the Peachtree/Crisp transaction; and (2) granting summary judgment to the U.S. Government, denying Dime FSB's motion for summary judgment, and finding that no contractual relationship existed between the U.S. Government and Anchor FSB with respect to the Standard Federal transaction. Approximately $28.5 million of supervisory goodwill derived from the Peachtree/Crisp transaction, and approximately $26.7 million of supervisory goodwill derived from the Standard Federal transaction, remained on Anchor FSB's books at the time of the alleged breaches by the U.S. Government in 1989.

     The Claims Court also directed the parties to file a joint status report by May 24, 2002, with recommendations for procedures to resolve the pending summary judgment motions with respect to the remaining five merger transactions and damages issues related to the Peachtree/Crisp transaction.

     The Company is reviewing the Claims Court's order. It is not possible at this time to determine whether or not appeals will be taken from the order by either party, whether the Claims Court will grant or deny any of Dime FSB's remaining motions for partial summary judgment, or when it will schedule a trial on damages and any remaining liability issues.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                             WASHINGTON MUTUAL, INC.


                             By: /s/ Fay L. Chapman
                                -----------------------------------------
                                     Fay L. Chapman
                                     Senior Executive Vice President




     Date: May 2, 2002


















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